                                                       Exhibit No. 3.4


                           CERTIFICATE OF DESIGNATION
                                       for
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       of
                                 HYBRIDON, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

            HYBRIDON, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that pursuant to the authority conferred on the board of directors of the Corporation (the "Board of Directors") by the Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") of the Corporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution establishing a series of 85,000 shares of preferred stock of the Corporation designated as "Series B Convertible Preferred Stock":

          RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation, a series of preferred stock, par value $.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative participating, optional or other special rights of, the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Series B Convertible Preferred Stock

                  1. Designation and Amount and Definitions. (a) There shall be a series of Preferred Stock designated as "Series B Convertible Preferred Stock" and the number of shares constituting such series shall be 85,000. Such series is referred to herein as the "Series B Preferred Stock". Notwithstanding any other provision in this Certificate of Designation of the Series B Preferred Stock (the "Certificate of Designation") to the contrary, such series shall be senior to the common stock, par value $.001 per share of the Corporation (the "Common Stock"), and the Series A Convertible Preferred Stock, $.01 par value per share, of the Corporation (the "Series A Preferred Stock"), with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up. Such number of shares may be increased or decreased by resolution of the Board of Directors, subject to the provisions of Section 7 hereof; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to fewer than the number of shares then issued and outstanding.

                  (b) As used in this Certificate of Designation, except as otherwise provided in Subsection 4(c), the following terms shall have the following meanings:

                                    (i) "Closing Bid Price" for any security for
                  each trading day shall be the reported per share closing bid price of such security regular way on the Stock Market on such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day.

                                    (ii) "Fair Market Value" of any asset
                  (including any security) means the fair market value thereof as mutually determined by the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding. If the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors and the holders of a majority of the Series B Preferred Stock then outstanding (or, if such selection cannot be agreed upon promptly, or in any event within ten (10) days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

                                    (iii) "Market Price" shall mean the average
                  Closing Bid Price for twenty (20) consecutive trading days, ending with the trading day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if the prices referred to in the definition of Closing Bid Price cannot be determined on any trading day, the Closing Bid Price for such trading day will be deemed to equal Fair Market Value of such security on such trading day.

                                    (iv) "Registered Holders" shall mean, at any
                  time, the holders of record of the Series B Preferred Stock.

                                    (v) "Stock Market" shall mean, with respect
                  to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System ("NNM") or The Nasdaq SmallCap Market ("SCM" and, together with NNM, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

                                    (vi) "Trading Day" shall mean a day on which
                  the relevant Stock Market is open for the transaction of business.

                  2. Dividends and Distributions. (a) The holders, as of the Dividend Record Date (as defined below), of the Series B Preferred Stock shall be entitled to receive semi-annual dividends on their respective shares of Series B Preferred Stock (aggregating, for this purpose, all shares of Series B Preferred Stock held of record or, to the Corporation's knowledge, beneficially by such holder), payable, at the option of the Corporation, in cash or additional shares of Series B Preferred Stock, at the rate of 8% per annum (computed on the basis of a 360-day year of twelve 30 day months) of the Dividend Base Amount (as defined below), payable semi-annually in arrears; provided that, to the extent the declaration or payment of such dividend is prohibited by applicable law, such dividend need not be paid but shall nevertheless accrue and shall be paid promptly when applicable law permits. Such dividends shall accrue (i) from March 6, 2001 for shares of Series B Preferred Stock issued within thirty days of the date of the filing of this Certificate of Designation, or (ii) from the date of issuance for shares of Series B Preferred Stock issued after thirty days from the date of filing of this Certificate of Designation, and shall be paid semi-annually on April 1 and October 1 of each year or, if any such day is not a business day, on the next succeeding business day. Such dividends shall be paid, at the election of the Corporation, either in cash or additional duly authorized, fully paid and non assessable shares of Series B Preferred Stock. In calculating the number of shares of Series B Preferred Stock to be paid with respect to each dividend, the Series B Preferred Stock shall be valued at $100.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series B Preferred Stock). Notwithstanding the foregoing, the Corporation shall not be required to issue fractional shares of Series B Preferred Stock; the Corporation may elect, in its sole discretion, independently for each holder, whether such number of shares (on an aggregated basis) will be rounded to the nearest whole share (with .5 of a share rounded upward) or whether such holder will be given cash in lieu of any fractional shares. The "Dividend Base Amount" of a share of Series B Preferred Stock shall be $100.00 plus all accrued but unpaid dividends (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series B Preferred Stock). The "Dividend Record Date" shall mean, for each semi-annual dividend, the March 15 or September 15, as the case may be, immediately preceding the dividend payment date.

                  (b) In addition to the foregoing, subject to the rights of the holders of any shares of any series or class of capital stock ranking prior, and superior to, or pari passu with, the shares of Series B Preferred Stock with respect to dividends, and prior to the rights of the holders of Common Stock, Series A Preferred Stock and any other series or class of capital stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise.

                  (c) The Corporation shall not declare or pay any dividend or distribution on any Junior Stock (as defined below) of the Corporation unless all dividends required by Section 2(a) have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred Stock.

                  (d)  [Reserved]

                  (e) All dividends or distributions declared upon the Series B Preferred Stock shall be declared pro rata per share.

                  (f) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation Event (as defined below).

                  (g) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears (it being understood that this provision does not alter the Corporation's obligations under Section 2(a)).

                  (h) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series B Preferred Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series B Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series B Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series B Preferred Stock and on such other stock bear to each other.

                  (i) So long as any shares of the Series B Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless the dividends, if any, accrued on all outstanding shares of the Series B Preferred Stock shall have been paid or set apart for payment.

                  (j) "Junior Stock" shall mean the Common Stock, Series A Preferred Stock, and any shares of preferred stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series B Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) dividends or (iii) voting.

                  3. Liquidation Preference. (a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of the Corporation or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity or shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into stock or securities of another entity, cash and/or any other property (a "Merger Transaction") (items (i), (ii) and (iii) of this sentence being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock of the Corporation, an amount equal to the Dividend Base Amount at such time; provided, however, in the case of a Merger Transaction, such payment may be made in cash, property (valued as provided in Subsection 3(b)) and/or securities (valued as provided in Subsection 3(b)) of the entity surviving such Merger Transaction. In the case of property or in the event that any such securities are subject to an investment letter or other similar restriction on transferability, the value of such property or securities shall be determined by agreement between the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series B Preferred Stock on the basis of the number of shares of Series B Preferred Stock held. Notwithstanding item (iii) of the first sentence of this Subsection 3(a), any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity but the stockholders of the Corporation immediately prior to such transaction own in excess of 50% of the voting power of the corporation surviving such transaction and own amongst themselves such interest in substantially the same proportions as prior to such transaction, shall not be considered a Liquidation Event provided that the surviving corporation shall make appropriate provisions to ensure that the terms of this Certificate of Designation survive any such transaction. All shares of Series B Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the Common Stock, the Series A Preferred Stock, and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

                  (b) Any securities or other property to be delivered to the holders of the Series B Preferred Stock pursuant to Subsection 3(a) hereof shall be valued as follows:

                           (i) Securities not subject to an investment letter or
                  other similar restriction on free marketability:

                                    (A) If actively traded on a Stock Market,
                  the per share value shall be deemed to be the Market Price of such securities as of the third day prior to the date of valuation.

                                    (B) If not actively traded on a Stock
                  Market, the value shall be the Fair Market Value of such securities.

                           (ii) For securities for which there is an active
                  public market but which are subject to an investment letter or other restrictions on free marketability, the value shall be the Fair Market Value thereof, determined by discounting appropriately the per share Market Price thereof.

                           (iii) For all other securities, the value shall be
                  the Fair Market Value thereof.

                  4.  Conversion.

                  (a) Right of Conversion. The shares of Series B Preferred Stock are convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Subsection 4(b), into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. The initial conversion price per share of Common Stock (the "Conversion Price"), shall be $.50, subject to adjustment as provided herein. The rate at which each share of Series B Preferred Stock is convertible at any time into Common Stock (the "Conversion Rate") shall be determined by dividing the then existing Conversion Price (determined in accordance with this Section 4, including the last paragraph hereof) into the Dividend Base Amount.

                  (b) Conversion Procedures. Any holder of shares of Series B Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series B Preferred Stock at the office of the transfer agent for the Series B Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Corporation need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof. The Corporation will instruct the transfer agent (which may be the Corporation) to make a notation of the date that a notice of conversion is received, which date of receipt shall be deemed to be the date of receipt for purposes hereof.

                  The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series B Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series B Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, subject to Section 4(d). Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series B Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date. No adjustments in respect of any dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series B Preferred Stock.

                  The Corporation shall at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock.

                  All notices of conversion shall be irrevocable; provided, however, that if the Corporation has sent notice of an event pursuant to Subsection 4(g) hereof, a holder of Series B Preferred Stock may, at its election, provide in its notice of conversion that the conversion of its shares of Series B Preferred Stock shall be contingent upon the occurrence of the record date or effectiveness of such event (as specified by such holder), provided that such notice of conversion is received by the Corporation prior to such record date or effective date, as the case may be.

                  (c)  Adjustment of Conversion Rate and Conversion Price.

                           (i) As used in this Subsection 4(c), the following
                  terms shall have the following meanings:

                           "Capital Stock" of any Person means the Common Stock
                  or Preferred Stock of such Person. Unless otherwise stated herein or the context otherwise requires, "Capital Stock" means Capital Stock of the Corporation; "Common Stock" of any Person other than the Corporation means the common equity (however designated), including, without limitation, common stock or partnership or membership interests of, or participation or interests in such Person (or equivalents thereof).

                           "Common Stock" of the Corporation means the Common
                  Stock, par value $.001 per share, of the Corporation, any successor class or classes of common equity (however designated) of the Corporation into or for which such Common Stock may hereafter be converted, exchanged or reclassified and any class or classes of common equity (however designated) of the Corporation which may be distributed or issued with respect to such Common Stock or successor class of classes to holders thereof generally. Unless otherwise stated herein or the context requires otherwise, "Common Stock" means Common Stock of the Corporation;

                           "Current Market Price" means, when used with respect
                  to any security as of any date, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, of such security in either case as reported for consolidated transactions on the New York Stock Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, as reported on the Nasdaq National Market, or, if such security is not listed or admitted to trading on the Nasdaq National Market, as reported on the Nasdaq SmallCap Market, or if such security is not listed or admitted to trading on any national securities exchange or the Nasdaq National Market or the Nasdaq SmallCap Market, the average of the high bid and low asked prices of such security in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if such security is not quoted by any such organization, the average of the closing bid and asked prices of such security furnished by an NASD member firm selected by the Corporation. If such security is not quoted by any such organization and no such NASD member firm is able to provide such prices, the Current Market Price of such security shall be the Fair Market Value thereof;

                           "Fair Market Value" means, at any date as to any
                  asset, Property or right (including without limitation, Capital Stock of any Person, evidence of indebtedness or other securities, but excluding cash), the fair market value of such item as determined in good faith by the Board of Directors, whose determination shall be conclusive; provided, however, that such determination is described in an Officers' Certificate filed with the transfer agent and that, if there is a Current Market Price for such item on such date, "Fair Market Value" means such Current Market Price (without giving effect to the last sentence of the definition thereof);

                           "GAAP" means, as of any date, generally accepted
                  accounting principles in the United States and does not include any interpretations or regulations that have been proposed but that have not become effective;

                           "Officer" means, with respect to any Person, the
                  Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person;

                           "Officers' Certificate" means a certificate signed on
                  behalf of the Corporation by two Officers, one of whom must be the Chairman of the Board, the President, the Treasurer or a Vice-President of the Corporation;

                           "Person" means any individual, corporation,
                  partnership, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof;

                           "Preferred Stock" of any Person means the class or
                  classes of equity, ownership or participation interests (however designated) in such Person, including, without limitation, stock, share, partnership and membership interests, which are preferred as to the payment of dividends or distributions by, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of, such Person (or equivalent thereof) over interests of any other class of interests of such Person. Unless otherwise stated herein or the context otherwise requires, "Preferred Stock" means Preferred Stock of the Corporation;

                           "Property" of any Person means any and all types of
                  real, personal, tangible, intangible or mixed property owned by such Person whether or not included on the most recent consolidated balance sheet of such Person in accordance with GAAP;

                           "Subsidiary" of a Person on any date means any other
                  Person of whom such Person owns, directly or indirectly through a Subsidiary or Subsidiaries of such Person, Capital Stock with voting power, acting independently and under ordinary circumstances, entitling such person to elect a majority of the board of directors or other governing body of such other Person. Unless otherwise stated herein or the context otherwise requires, "Subsidiary" means a Subsidiary of the Corporation.

                           (ii) If the Corporation shall (i) pay a dividend or
                  other distribution, in Common Stock, on any class of Capital Stock of the Corporation, (ii) subdivide the outstanding Common Stock into a greater number of shares by any means or
                  (iii) combine the outstanding Common Stock into a smaller number of shares by any means including, without limitation, a reverse stock split), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the Registered Holder of any shares of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Registered Holder would have owned or have been entitled to receive upon the happening of such event had such Series B Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event. An adjustment made pursuant to this Paragraph 4(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date of such subdivision or combination, as the case may be.

                           (iii) If the Corporation shall (i) issue or
                  distribute (at a price per share less than the Current Market Price per share of such Capital Stock on the date of such issuance or distribution) Capital Stock generally to holders of Common Stock or to holders of any class or series of Capital Stock which is convertible into or exchangeable or exercisable for Common Stock (excluding an issuance or distribution of Common Stock described in Paragraph 4(c)(ii)) or (ii) issue or distribute generally to such holders rights, warrants, options or convertible or exchangeable securities entitling the holder thereof to subscribe for, purchase, convert into or exchange for Capital Stock at a price per share less than the Current Market Price per share of such Capital Stock on the date of issuance or distribution, then, in each such case, at the earliest of (A) the date the Corporation enters into a firm contract for such issuance or distribution, (B) the record date for the determination of stockholders entitled to receive any such Capital Stock or any such rights, warrants, options or convertible or exchangeable securities or (C) the date of actual issuance or distribution of any such Capital Stock or any such rights, warrants, options or convertible or exchangeable securities, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to such earliest date by:

                               (A) if such Capital Stock is Common Stock, a
                           fraction the numerator of which is the number of shares of Common Stock outstanding, on such earliest date plus the number of shares of Common Stock which could be purchased at the Current Market Price per share of Common Stock on the date of such issuance or distribution with the aggregate consideration (based on the Fair Market Value thereof) received or receivable by the Corporation either (A) in connection with such issuance or distribution or (B) upon the conversion, exchange, purchase or subscription of all such rights, warrants, options or convertible or exchangeable securities (the "Aggregate Consideration"), and the denominator of which is the number of shares of Common Stock outstanding on such earliest date plus the number of shares of Common Stock to be so issued or distributed or to be issued upon the conversion, exchange, purchase or subscription of all such rights, warrants, options or convertible or exchangeable securities; or

                               (B) if such Capital Stock is other than Common
                           Stock, a fraction the numerator of which is the Current Market Price per share of Common Stock on such earliest date minus an amount equal to (A) the difference between (1) the Current Market Price per share of such Capital Stock multiplied by the number of shares of such Capital Stock to be so issued and
                           (2) the Aggregate Consideration, divided by (B) the number of shares of Common Stock outstanding on such date, and the denominator of which is the Current Market Price per share of Common Stock on such earliest date.

                  Such adjustment shall be made successively whenever any such Capital Stock, rights, warrants, options or convertible or exchangeable securities are so issued or distributed. In determining whether any rights, warrants, options or convertible or exchangeable securities entitle the holders thereof to subscribe for, purchase, convert into or exchange for shares of such Capital Stock at less than such Current Market Price, there shall be taken into account the Fair Market Value of any consideration received or receivable by the Corporation for such rights, warrants, options or convertible or exchangeable securities. If any right, warrant, option or convertible or exchangeable security, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Paragraph 4(c)(iii), shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect if such right, warrant, option or convertible or exchangeable securities had never been distributed or issued. Notwithstanding anything contained in this paragraph to the contrary, (i) the issuance of Capital Stock upon the exercise of such rights, warrants or options or the conversion or exchange of such convertible or exchangeable securities will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such right, warrant, option or convertible or exchangeable security was issued or distributed; provided, however, that, if the consideration payable upon such exercise, conversion or exchange and/or the Capital Stock receivable thereupon are changed after the time of the issuance or distribution of such right, warrant, option or convertible or exchangeable security then such change shall be deemed to be the expiration thereof without having been exercised and the issuance or distribution of new options, rights, warrants or convertible or exchangeable securities and (ii) the issuance of convertible preferred stock of the Corporation as a dividend on convertible preferred stock of the Corporation will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such underlying convertible preferred stock was issued (or as a result of any subsequent modification to the terms thereof) and the conversion provisions of such convertible stock so issued as a dividend are the same as in such underlying convertible preferred stock.

                           Notwithstanding any contained in this Certificate of
                  Designation to the contrary, options, rights or warrants issued or distributed by the Corporation, including options, rights or warrants distributed prior to the date of filing of this Certificate of Designation, to holders of Common Stock generally which, until the occurrence of a specified event or events (a "Trigger Event"), (i) are deemed to be transferred with Common Stock, (ii) are not exercisable and (iii) are also issued on a pro rata basis with respect to future issuances of Common Stock, shall be deemed not to have been issued or distributed for purposes of this Subsection 4(c) (and no adjustment to the Conversion Price under this Subsection 4(c) will be required) until the occurrence of the earliest Trigger Event. Upon the occurrence of a Trigger Event, such options, rights or warrants shall continue to be deemed not to have been issued or distributed for purposes of this Subsection 4(c) (and no adjustment to the Conversion Price under this Subsection 4(c) will be required) if and for so long as each Registered Holder who thereafter converts such Registered Holder's Series B Preferred Stock shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, a number of such options, rights or warrants, as the case may be, equal to the number of options, rights or warrants to which a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon conversion of such Registered Holder's Series B Preferred Stock is entitled to receive at the time of such conversion in accordance with the terms and provisions of, and applicable to, such options, rights or warrants. Upon the expiration of any such options, rights or warrants or at such time, if any, as a Registered Holder is not entitled to receive such options, rights or warrants upon conversion of such Registered Holder's Series B Preferred Stock, an adjustment (if any is required) to the Conversion Price shall be made in accordance with this Paragraph 4(c)(iii) with respect to the issuance of all such options, rights and warrants as of the date of issuance thereof, but subject to the provisions of the preceding paragraph, if any such option, right or warrant, including any such options right or warrants distributed prior to the date of filing of this Certificate of Designation, are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different securities, evidence of indebtedness, cash, Properties or other assets or different amounts thereof, then, subject to the preceding provision of this paragraph, the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new options, right or warrants with such new purchase rights (and a termination or expiration of the existing options, rights or warrants without exercise thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants, or any Trigger Event or other event of the type described in the preceding sentence, that required (or would have required but for the provisions of Paragraph 4(c)(vi) or this paragraph) an adjustment to the Conversion Price under this Subsection 4(c) and such options, rights or warrants shall thereafter have been redeemed or repurchased without having been exercised, then the Conversion Price shall be adjusted upon such redemption or repurchase to give effect to such distribution, Trigger Event or other event, as the case may, as though it had instead been a cash distribution, equal on a per share basis to the result of the aggregate redemption or repurchase price received by holders of such options, rights or warrants divided by the number of shares of Common Stock outstanding as of the date of such repurchase or redemption, made to holders of Common Stock generally as of the date of such redemption or repurchase.

                           (iv) If the Corporation shall pay or distribute, as a
                  dividend or otherwise, generally to holders of Common Stock or any class or series of Capital Stock which is convertible into or exercisable or exchangeable for Common Stock any assets, Properties or rights (including, without limitation, evidences of indebtedness of the Corporation, any Subsidiary or any other Person, cash or Capital Stock or other securities of the Corporation, any Subsidiary or any other Person, but excluding payments and distributions as described in Paragraphs 4(c)(ii) or (iii), dividends and distributions in connection with a Liquidation Event and distributions consisting solely of cash described in Paragraph 4(c)(v)), then in each such case the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the date of such payment or distribution by a fraction, the numerator of which is the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such payment or distribution less the Fair Market Value per share of Common Stock on such record date of the assets, Properties or rights so paid or distributed, and the denominator of which is the Current Market Price per share of Common Stock on such record date. Such adjustment shall become effective immediately after such record date. For purposes of this Paragraph 4(c)(iv), such Fair Market Value per share shall equal the aggregate Fair Market Value on such record date of the assets, Properties or rights so paid or distributed divided by the number of shares of Common Stock outstanding on such record date. For all purposes of this Certificate of Designation, adjustments to any security's conversion or exercise price pursuant to such security's original terms shall not be deemed a distribution or dividend to holders thereof.

                           (v) If the Corporation shall, by dividend or
                  otherwise, make a distribution (other than in connection with the liquidation, dissolution or winding up of the Corporation in its entirety), generally to holders of Common Stock or any class or series of Capital Stock which is convertible into or exercisable or exchangeable for Common Stock, consisting solely of cash where (x) the sum of (i) the aggregate amount for such cash plus (ii) the aggregate amount of all cash so distributed (by dividend or otherwise) to such holders within the 12-month period ending on the record date for determining stockholder entitled to receive such distribution with respect to which no adjustment has been made to the Conversion Price pursuant to this Paragraph 4(c)(v) exceeds (y) 10% of the result of the multiplication of (1) the Current Market Price per share of Common Stock on such record date times (2) the number of shares of Common Stock outstanding on such record date, then the Conversion Price shall be reduced, effective immediately prior to the opening of business on the day following such record date, by multiplying the Conversion Price in effect immediately prior to the close of business on the day prior to such record date by a fraction, the numerator of which is the Current Market Price per share of Common Stock on such record date less the aggregate amount of cash per share so distributed and the denominator of which is such Current Market Price; provided, however, that, if the aggregate amount of cash per share is equal to or greater than such Current Market Price, then, in lieu of the foregoing adjustment, adequate provisions shall be made so that each Registered Holder shall have the right to receive upon conversion (with respect to each share of Common Stock issued upon such conversion and in addition to the Common Stock issuable upon conversion) the aggregate amount of cash per share such Registered Holder would have received had such Registered Holder's Series B Preferred Stock been converted immediately prior to such record date. In no event shall the Conversion Price be increased pursuant to this Paragraph 4(c)(v); provided, however, that if such distribution is not so made, the Conversion Price shall be adjusted to be the Conversion Price which would have been in effect if such distribution had not been declared. For purposes of this Paragraph 4(c)(v), such aggregate amount of cash per share shall equal such sum divided by the number of shares of Common Stock outstanding on such record date.

                           (vi) The provisions of this Subsection 4(c) shall
                  similarly apply to all successive events of the type described in this Subsection 4(c). Notwithstanding anything contained herein to the contrary, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Paragraph 4(c)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be, and the transfer agent shall be entitled to rely conclusively thereon. Except as provided in this Section 4, no adjustment in the Conversion Price will be made for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase Common Stock or any securities so convertible or exchangeable.

                           (vii) Whenever the Conversion Price is adjusted as
                  provided herein, the Corporation shall promptly file with the transfer agent an Officers' Certificate setting forth the Conversion Price in effect after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such Officers' Certificate, the Corporation shall give or cause to be given to each Registered Holder a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective.

                           (viii) Notwithstanding anything contained herein to
                  the contrary, in any case in which this Subsection 4(c) provides that an adjustment in the Conversion Price shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
                  (i) issuing to the Registered Holder of any Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the number of shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Registered Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Subsection 4(d).

                           (ix) Notwithstanding any other provision hereof, no
                  adjustment to the Conversion Price shall be made upon the issuance or exercise or conversion of (1) any Capital Stock issued or cash paid as dividends on the Series B Preferred Stock, or (2) any Capital Stock issued or cash paid upon the mandatory conversion or redemption of any Series B Preferred Stock in accordance with Section 5 of this Certificate of Designation.

                  (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. If more than one certificate evidencing shares of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of such aggregate number of shares of Series B Preferred Stock, the Corporation may elect, in its sole discretion, independently for each holder, whether such number of shares of Common Stock will be rounded to the nearest whole share (with a .5 of a share rounded upward) or whether such holder will be given cash, in lieu of any fractional share, in an amount equal to the same fraction of the Market Price of the Common Stock as of the close of business on the day of conversion.

                  (e)  [Reserved]

                  (f) Reservation of Shares; Transfer Taxes, Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all shares of Series B Preferred Stock from time to time outstanding. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series B Preferred Stock.

                  The Corporation shall pay any and all issue or other taxes (excluding any income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or need not be paid.

                  (g) Prior Notice of Certain Events. In case:

                           (i) the Corporation shall declare any dividend (or
                  any other distribution); or

                           (ii) the Corporation shall authorize the granting to
                  the holders of Common Stock or the Series A Preferred Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                           (iii) of any reclassification of Common Stock (other
                  than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

                           (iv) of any consolidation or merger to which the
                  Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                           (v) of any Liquidation Event;

then the Corporation shall cause to be filed with the transfer agent for the Series B Preferred Stock, and shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least twenty (20) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock or Series A Preferred Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange or Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange or Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

                 (h) Other Changes in Conversion Rate. The Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Corporation shall mail to the Registered Holders a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

                  The Corporation may make such increases in the Conversion Rate, in addition to those required or allowed by this Section 4, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

                  Notwithstanding anything to the contrary herein, in no case shall the Conversion Price be adjusted to an amount less than $.001 per share, the current par value of the Common Stock into which the Series B Preferred Stock is convertible.

                  (i) Ambiguities/Errors. The Board of Directors of the Corporation shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Series B Preferred Stock, and its actions in so doing shall be final and conclusive.

                  5. Mandatory Conversion and Redemption. (a) In the event the Corporation causes the Series A Preferred Stock to be converted in whole or in part, into fully paid and nonassessable shares of Common Stock, then the Corporation shall also convert the Series B Preferred Stock, in whole or in part, on a pro rata basis among holders of the Series B Preferred Stock, into fully paid and nonassessable shares of Common Stock using a conversion price of $.50. Any shares of Series B Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 4 on the date of such mandatory conversion (unless previously converted at the option of the holder).

                  (b) If, at any time, the Corporation redeems the Series A Preferred Stock, the Corporation may, at its option, redeem the Series B Preferred Stock, in whole or in part, on a pro rata basis among holders of the Series B Preferred Stock.

                  (c) No greater than 60 nor fewer than 20 days prior to the date of any such mandatory conversion or redemption, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock to be converted or redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify the date fixed for conversion or redemption, the place or places for surrender of shares of Series B Preferred Stock and the then effective Conversion Rate pursuant to Section 4.

                  Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series B Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be converted or redeemed shall not affect the validity of the proceedings for the conversion or redemption of any other shares of Series B Preferred Stock. On or after the date fixed for conversion or redemption (the "Take-Out Date") as stated in such notice, each holder of shares called to be converted or redeemed shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice for conversion or redemption. After the mailing of such notice, but before the Take-Out Date as stated therein, all rights whatsoever with respect to the shares so called for conversion or redemption (except the right of the holders to convert such shares pursuant to Section 4 and to have such shares converted or redeemed, as the case may be, upon surrender of their certificates therefor, pursuant to this Section
5) shall terminate. On or after the Take-Out Date, notwithstanding that the certificates evidencing any shares properly called for conversion or redemption shall not have been surrendered, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares so called for conversion or redemption (except the right of the holders to have such shares converted or redeemed, as the case may be, upon surrender of their certificates therefor, pursuant to this Section 5) shall terminate.

                  6. Outstanding Shares. For purposes of this Certificate of Designation, a share of Series B Preferred Stock, when issued, shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series B Preferred Stock, all shares of Series B Preferred Stock converted into Common Stock or redeemed pursuant to Section 5 and (ii) from the date of registration of transfer, all shares of Series B Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

                  7. Class Voting Rights. The Corporation shall not, without the affirmative vote or consent of the holders of at least 50% of all outstanding Series B Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock;
(ii) authorize or issue, or increase the authorized amount of, Series B Preferred Stock, other than Series B Preferred Stock issuable in exchange for 8% Notes or accrued interest thereon or issuable as dividends on Series B Preferred Stock; or (iii) issue securities ranking prior to, or pari passu with the Series B Preferred Stock.

                  8. Status of Acquired Shares. Shares of Series B Preferred Stock received upon conversion or redemption pursuant to Section 4 or Section 5 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series B Preferred Stock.

                  9. Preemptive Rights. The Series B Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                  10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such changes as shall be necessary to render the provision in question effective and valid under applicable law.

                  IN WITNESS WHEREOF, Sudhir Agrawal, President and Acting Chief Executive Officer of the Corporation, acting for and on behalf of the Corporation, has hereunto subscribed his name this ___ day of March, 2001.




                             HYBRIDON, INC.



                             By:
                                ------------------------------------------------
                             Name:  Sudhir Agrawal
                             Title: President and Acting Chief Executive
                                    Officer